Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
July 2, 2008
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

Huntsman Acts to Extend Merger Agreement and Files Counterclaims in Delaware

Asks Delaware Court for Expedited Review and to Enjoin Hexion

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) today announced that its Board of Directors unanimously provisionally authorized the company to exercise Huntsman’s right to extend the merger agreement with Hexion by an additional ninety days to October 2, 2008, as permitted by the terms of the merger agreement.  Huntsman expects to deliver a formal notice of the extension to Hexion on July 4, 2008.

Huntsman also announced that it filed its answer and counterclaims to the Hexion suit in Delaware and has asked the court to expedite the proceedings, including by granting expedited discovery and trial.

Huntsman asked the Delaware court to declare that the premature and inappropriately released Duff & Phelps opinion does not excuse Hexion from its obligations, that it will in fact be possible to provide Hexion’s lenders with assurance of solvency, and to declare that no material adverse effect has occurred under the merger agreement.  Huntsman asked the court to enjoin Hexion from continuing to breach the merger agreement and to order Hexion to specifically perform its obligations under the merger agreement.

The counterclaims made by Huntsman in the filing include breach of contract, breach of good faith and fair dealing, defamation, injurious falsehood, and commercial disparagement, among others.

Commenting on the decision of Huntsman’s Board, Peter Huntsman, President and CEO, stated, “After actively evaluating the current situation, our Board has concluded that if Apollo causes Hexion to honor its contractual obligations, Hexion will obtain the antitrust approvals and the merger can and will close by October 2, 2008.  Apollo and Hexion continue to assert their ongoing intention that Hexion will do the work necessary to complete the transaction, and we are asking the Delaware court to make those more than hollow words.”

Jon M. Huntsman, Founder and Chairman of Huntsman Corporation, added, “I have been deeply disappointed in the actions of Leon Black and Josh Harris these past two weeks.  However, I believe, as does the rest of our Board, that all of the conditions to closing this merger can and will be satisfied, and that the conditions to Hexion’s commitment letter with its lenders can and will be satisfied as well.  As I have said repeatedly, we will take every available action on behalf of our shareholders to cause Hexion to live up to the merger agreement.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The company had 2007 revenues of approximately $10 billion.  For more information, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.